SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549


                                FORM 8-K

               CURRENT REPORT pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

Date of Report   (Date of earlier event reported)  April 15, 1999


                        COVEST BANCSHARES, INC.
        (Exact name of Registrant as specified in its charter)


      Delaware               0-20160               36-3820609
    (State or other      (Commission File No.)    (IRS Employer
     jurisdiction of                                Number)
     Incorporation)


           749 Lee Street, Des Plaines, Illinois    60016
        (Address of principal executive offices)  (Zip Code)

(Registrant's telephone number, including area code)  847-294-6500



Item 5.  Other Events

On April 15, 1999, the Company issued a press release pertaining to First Quarter 1999 results. The text of the press release is attached hereto as Exhibit 99.1.


Item 7.  Exhibit 99.1



                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 15, 1999


                          COVEST BANCSHARES, INC.

                          By:   /s/ James L. Roberts
                                James L. Roberts
                                President and
                                  Chief Executive Officer

                          By:   /s/ Paul A. Larsen
                                Paul A. Larsen
                                Senior Vice President and
                                  Chief Financial Officer


Exhibit 99.1


CoVest Bancshares, Inc. Announces First Quarter Results

DES PLAINES, IL April 15, 1999 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc N.A., Des Plaines, Illinois, announced today results for the first quarter ended March 31, 1999. Net income totaled $786,000, or $0.19 (basic) and $0.18 (diluted) earnings per share, versus net income for the three months ended March 31, 1998 of $1,009,000, or $0.24 (basic) and $0.22 (diluted) earnings per share. Excluding the effect of non recurring employee termination expense of $182,000 ($112,000 net of tax), net income for the quarter ended March 31, 1999 would have been $898,000, or $0.22 (basic) and $0.21 (diluted) earnings per share.

Return on average assets and return on average equity during the first quarter were 0.59% and 6.68% respectively during 1999 compared to 0.69% and 8.46% in 1998.

Net interest income decreased by $128,000, or 3%, for the first quarter of 1999 compared to the first quarter of 1998. A $49 million decrease in average earning assets for the first quarter of 1999 versus the first quarter of 1998 accounts for part of this income reduction. During the fourth quarter of 1997, the Company entered into an arbitrage transaction and purchased mortgage backed securities utilizing $50 million in FHLB borrowings. The borrowings matured in November, 1998 and the securities were sold to repay the borrowings. The Company's net interest rate spread and margin averaged 2.66% and 3.10% respectively during the first quarter of 1999, a 22 and 23 basis point increase from 2.44% and 2.87% respectively during the first quarter of 1998. This represents increases of 9% in interest rate spread and 8% in net interest margin growth.

Non interest income decreased $140,000, or 12%, to $1,046,000 from the comparable quarter last year. During the first quarter of 1999, the Company recognized security gains of $2,000 versus gains of $256,000 during the first quarter of 1998. Without the effect of security gains, non interest income would have increased $114,000 for the quarter ending March 31, 1999 versus March 31, 1998. Mortgage Center income increased by $326,000 to $536,000 in the first quarter of 1999 compared to $210,000 in the similar quarter in 1998. The Mortgage Center commenced operations on February 12, 1998. Loan charges and servicing fees decreased by $119,000 as the volume of mortgage loans decreased. Deposit related charges and fees increased by $18,000 during the first quarter of 1999 as compared to the first quarter of 1998.

Non-interest expense increased $381,000, or 12% for the first quarter of 1999 from the comparable quarter in 1998. Total compensation, commission, and benefit costs increased $376,000 for the quarter ended March 31, 1999 versus March 31, 1998. Of this total, $182,000, or 48%, represents non-recurring employee termination expenses, as certain positions were eliminated in the first quarter of 1999 to bring operating costs more in line with the revenues of the Bank. Commissions and employee sales incentives, mostly attributed to the Mortgage Center, which opened for business on February 12, 1998, increased $119,000 to $185,000 from $66,000 for the same period in 1998. The remaining $75,000 increase stems from the expansion of the commercial loan function, some fixed costs associated with the Mortgage Center operation, and increases in employee health insurance costs. Increases in building occupancy expenses of $27,000 and miscellaneous expenses of $48,000 were partially offset by a $62,000 decline in data processing expenses for the first quarter of 1999 compared to the first quarter of 1998. In March, 1998, the Company accrued $75,000 to address Y2K issues. Anticipated expenses of $84,000 for 1999 are being accrued on a monthly basis.

At March 31, 1999, total non-performing assets amounted to $2 million, or 0.38% of total assets compared to $1 million, or 0.19% of total assets at December 31, 1998. Non performing assets as of March 31, 1999 include one commercial loan with a balance of $874,000. A specific reserve of $250,000 has been designated for that loan.

At March 31, 1999, the allowance for loan losses was $4.4
million, or 218% of non-performing loans as compared to 422% coverage at December 31, 1998.

The Company's assets decreased 2% to $538 million as of March 31, 1999, from $549 million at December 31, 1998. Loans receivable declined 3% or $14 million to $388 million as of March 31, 1999 versus $402 million outstanding as of December 31, 1998. Mortgage loans declined $19 million as a result of increased refinancing activity. Commercial leases and construction loans have each declined approximately $4 million. These reductions have been partially offset by a $10 million increase in multifamily loans outstanding. Deposits decreased 2% to $356 million as of March 31, 1999 compared to $365 million as of December 31, 1998.

Stockholders' equity in CoVest Bancshares, Inc. totaled $46 million at March 31, 1999. The number of common shares outstanding was 4,160,615 and the book value per common share outstanding was $11.08. The Company completed its 15th stock repurchase program on March 25, 1999; a total of 100,250 shares were repurchased at an average price of $13.96. The Company announced its 16th stock repurchase program on March 25, 1999, enabling the Company to repurchase 100,000 shares of its outstanding stock. Under the current stock repurchase plan, 50,000 shares remain to be repurchased.

New President James L. Roberts stated: "We are attempting to bring our expenses in line with other institutions of our size which we anticipate will improve our performance ratios for the remainder of 1999."





COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
 financials in thousands, except per share

                              Mar 31, 1999    Dec 31, 1998  Change

Selected Financial Condition Data: (unaudited)

TOTAL ASSETS                   $  538,444    $  548,697       -2%
  Investment Securities            90,783        88,017        3%
  Loans Receivable, net           388,178       402,329       -4%
  Deposits                        355,992       364,535       -2%
  Stockholders' Equity             46,086        46,951       -2%

Selected Asset Quality Ratios:
  Total non-performing loans        2,022         1,021       98%
  Non-performing loans to Loans
    Receivable, Net                 0.52%         0.25%      105%
  Total non-performing assets       2,022         1,021       98%
  Non-performing assets to
    Total Assets                    0.38%         0.19%      102%
  Total Allowance for Loan Losses   4,409         4,312        2%
  Allowance for Loan Losses to
    non-performing loans            2.18x         4.22x      -48%




Three Months Ended March 31         1999           1998
Selected Income Data:           (unaudited)    (unaudited)
  Net Interest Income            $  3,916      $  4,044       -3%
  Provision for loan losses            99           399      -75%
  Net Interest Income after
    provision for loan losses       3,817         3,645        5%
  Non-interest income               1,046         1,186      -12%
  Non-interest expense              3,673         3,292       12%
  Income before income taxes        1,190         1,539      -23%
  Income tax expense                  404           530      -24%
  Net income                     $    786      $  1,009      -22%
  Earnings per share:
    Basic                           $0.19         $0.24      -21%
    Diluted                         $0.18         $0.22      -18%

Selected Operating Ratios:
  Return on Average Assets          0.59%         0.69%      -15%
  Return on Average Equity          6.68%         8.46%      -21%
  Operating expenses to
    average assets                  2.73%         2.24%       22%
  Net interest rate spread          2.66%         2.44%        9%
  Net interest rate margin          3.10%         2.87%        8%